                                                  ----------------------------
                                                        OMB APPROVAL
                                                  ---------------------------
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                                                  ----------------------------

                                UNITED STATES
                       SECURITES AND EXCHANGE COMMISSION
                              Washington,D.C. 20549



                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1  )*
                                            ----


                   Interleaf, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 458729-10-0
                    -----------------------------------
                                (CUSIP Number)

     Ms. Janet L. Hennessy, c/o Advent International Corp.
     101 Federal Street, Boston, MA 02110 - Telephone (617) 951-9400
--------------------------------------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                               November 28, 1995
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person:(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

--------------------------                             -------------------------
CUSIP No. 458729-10-0                                  Page   2   of  20   Pages
          ----------------                                  -----    -----
--------------------------                             -------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent International Corporation

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / X /
                                                                      (b) /   /


--------------------------------------------------------------------------------
   3    SEC USE ONLY



--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        WC

--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRD PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          /   /


--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OR ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

  NUMBER OF           1,240,693

   SHARES       ----------------------------------------------------------------
                 8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
                ----------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER

  REPORTING           1,240,693

   PERSON       ----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
    WITH


--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,240,693

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          /   /


--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.3%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        CO, IA

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

--------------------------                             -------------------------
CUSIP No. 458729-10-0                                  Page   3   of  20   Pages
          ----------------                                  -----    -----
--------------------------                             -------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent International Limited Partnership

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / X /
                                                                      (b) /   /


--------------------------------------------------------------------------------
   3    SEC USE ONLY



--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        WC

--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRD PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          /   /


--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OR ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

  NUMBER OF           194,193

   SHARES       ----------------------------------------------------------------
                 8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
                ----------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER

  REPORTING           194,193

   PERSON       ----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
    WITH


--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        194,193

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          /   /


--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        1.2%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

--------------------------                             -------------------------
CUSIP No. 458729-10-0                                  Page   4   of  20   Pages
          ----------------                                  -----    -----
--------------------------                             -------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        International Network Fund Limited Partnership

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / X /
                                                                      (b) /   /


--------------------------------------------------------------------------------
   3    SEC USE ONLY



--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        WC

--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRD PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          /   /


--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OR ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

  NUMBER OF           1,045,057

   SHARES       ----------------------------------------------------------------
                 8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
                ----------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER

  REPORTING           1,045,057

   PERSON       ----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
    WITH


--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,045,057

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          /   /


--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        6.3%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

--------------------------                             -------------------------
CUSIP No. 458729-10-0                                  Page   5   of  20   Pages
          ----------------                                  -----    -----
--------------------------                             -------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Adhill Limited Partnership

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / X /
                                                                      (b) /   /


--------------------------------------------------------------------------------
   3    SEC USE ONLY



--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        WC

--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRD PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          /   /


--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OR ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

  NUMBER OF           71,924

   SHARES       ----------------------------------------------------------------
                 8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
                ----------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER

  REPORTING           71,924

   PERSON       ----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
    WITH


--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        71,924

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          /   /


--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.5%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

--------------------------                             -------------------------
CUSIP No. 458729-10-0                                  Page   6   of  20   Pages
          ----------------                                  -----    -----
--------------------------                             -------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Adventact Limited Partnership

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / X /
                                                                      (b) /   /


--------------------------------------------------------------------------------
   3    SEC USE ONLY



--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        WC

--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRD PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          /   /


--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OR ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

  NUMBER OF           71,924

   SHARES       ----------------------------------------------------------------
                 8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
                ----------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER

  REPORTING           71,924

   PERSON       ----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
    WITH


--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        71,924

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          /   /


--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.5%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

--------------------------                             -------------------------
CUSIP No. 458729-10-0                                  Page   7   of  20   Pages
          ----------------                                  -----    -----
--------------------------                             -------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent Future Limited Partnership

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / X /
                                                                      (b) /   /


--------------------------------------------------------------------------------
   3    SEC USE ONLY



--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        WC

--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRD PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          /   /


--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OR ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

  NUMBER OF           21,575

   SHARES       ----------------------------------------------------------------
                 8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
                ----------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER

  REPORTING           21,575

   PERSON       ----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
    WITH


--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        21,575

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          /   /


--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.1%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

--------------------------                             -------------------------
CUSIP No. 458729-10-0                                  Page   8   of  20   Pages
          ----------------                                  -----    -----
--------------------------                             -------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent International Technology Fund Limited Partnership

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / X /
                                                                      (b) /   /


--------------------------------------------------------------------------------
   3    SEC USE ONLY



--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        WC

--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRD PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          /   /


--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OR ORGANIZATION

        Ontario, Canada

--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

  NUMBER OF           0

   SHARES       ----------------------------------------------------------------
                 8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
                ----------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER

  REPORTING           0

   PERSON       ----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
    WITH


--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          /   /


--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

--------------------------                             -------------------------
CUSIP No. 458729-10-0                                  Page   9   of  20   Pages
          ----------------                                  -----    -----
--------------------------                             -------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent Omnibus Limited Partnership

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / X /
                                                                      (b) /   /


--------------------------------------------------------------------------------
   3    SEC USE ONLY



--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        WC

--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRD PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          /   /


--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OR ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

  NUMBER OF           28,770

   SHARES       ----------------------------------------------------------------
                 8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
                ----------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER

  REPORTING           28,770

   PERSON       ----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
    WITH


--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        28,770

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          /   /


--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.2%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

--------------------------                             -------------------------
CUSIP No. 458729-10-0                                  Page  10   of  20   Pages
          ----------------                                  -----    -----
--------------------------                             -------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Hong Kong Venture Investment Trust

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / X /
                                                                      (b) /   /


--------------------------------------------------------------------------------
   3    SEC USE ONLY



--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        WC

--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRD PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          /   /


--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OR ORGANIZATION

        Cayman Islands

--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

  NUMBER OF           0

   SHARES       ----------------------------------------------------------------
                 8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
                ----------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER

  REPORTING           0

   PERSON       ----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
    WITH


--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          /   /


--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        00

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

--------------------------                             -------------------------
CUSIP No. 458729-10-0                                  Page  11   of  20   Pages
          ----------------                                  -----    -----
--------------------------                             -------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        HKVIT Management Limited Partnership

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / X /
                                                                      (b) /   /


--------------------------------------------------------------------------------
   3    SEC USE ONLY



--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        WC

--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRD PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          /   /


--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OR ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

  NUMBER OF           0

   SHARES       ----------------------------------------------------------------
                 8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
                ----------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER

  REPORTING           0

   PERSON       ----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
    WITH


--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          /   /


--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

--------------------------                             -------------------------
CUSIP No. 458729-10-0                                  Page  12   of  20   Pages
          ----------------                                  -----    -----
--------------------------                             -------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Techno-Ventures Hong Kong Limited

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / X /
                                                                      (b) /   /


--------------------------------------------------------------------------------
   3    SEC USE ONLY



--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        WC

--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRD PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          /   /


--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OR ORGANIZATION

        Hong Kong

--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

  NUMBER OF           0

   SHARES       ----------------------------------------------------------------
                 8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
                ----------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER

  REPORTING           0

   PERSON       ----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
    WITH


--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          /   /


--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

--------------------------                             -------------------------
CUSIP No. 458729-10-0                                  Page  13   of  20   Pages
          ----------------                                  -----    -----
--------------------------                             -------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Advent International Investors Limited Partnership

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / X /
                                                                      (b) /   /


--------------------------------------------------------------------------------
   3    SEC USE ONLY



--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        WC

--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRD PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          /   /


--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OR ORGANIZATION

        Massachusetts

--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

  NUMBER OF           1,443

   SHARES       ----------------------------------------------------------------
                 8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
                ----------------------------------------------------------------
    EACH         9    SOLE DISPOSITIVE POWER

  REPORTING           1,443

   PERSON       ----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER
    WITH


--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,443

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          /   /


--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.0%

--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7     2 of 7
     (INCLUDING EXHIBITS OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  458729-10-0         Schedule 13D              Page 14 of 20


Item 1.  Security and Issuer.
------

      This amendment to the statement on Schedule 13D relates to the Purchasers' (as defined in Item 2 below) beneficial ownership interest in the Common Stock, $0.01 par value (the "Common Stock") of Interleaf, Inc., a Massachusetts corporation (the "Corporation"), that may be acquired upon conversion of Senior Series B Convertible Preferred Stock, par value $.10 per share ("Series B Preferred Stock"), currently convertible into Common Stock on a one-for-one basis subject to adjustments based upon a formula. The CUSIP number associated with such Common Stock is 458729-10-0. The address of the principal executive office of the Corporation is Prospect Place, 9 Hillside Avenue, Waltham, MA 02141.

      The purpose of this amendment is to report certain changes in beneficial ownership that have occurred since the original filing of this statement.

Item 2.  Identity and Background
------

      (a) (b) (c) and (f) This statement is being filed by the following entities:

     (1)   Advent International Corporation, a Delaware corporation;

     (2)   Adhill Limited Partnership, a Delaware limited partnership;

     (3) Adventact Limited Partnership, a Delaware limited partnership;

     (4) Advent Future Limited Partnership, a Delaware limited partnership;

     (5) Advent International Technology Fund Limited Partnership, a Ontario Canada limited partnership;

     (6) Advent Omnibus Limited Partnership, a Delaware limited partnership;

     (7)   Advent International Limited Partnership, a Delaware Limited
           Partnership;

     (8) International Network Fund Limited Partnership, a Delaware limited partnership;

     (9)   Techno-Ventures Hong Kong Limited, a Hong Kong corporation;

    (10) HKVIT Management Limited Partnership, a Delaware limited partnership;

    (11)   Hong Kong Venture Investment Trust, a Cayman Islands trust;

    (12)   Advent International Investors Limited Partnership, a
           Massachusetts limited partnership;

CUSIP No.  458729-10-0         Schedule 13D              Page 15 of 20


      The persons serving as directors and executive officers of Advent International Corporation and Techno-Ventures Hong Kong Limited are set forth on Schedule A hereto.

      The entities listed in subparagraphs (1) through (12) above are herein collectively referred to as the "Purchasers" and individually as a "Purchaser." Advent International Corporation ("Advent") is an investment advisory firm. Advent is the general partner of Advent International Limited Partnership ("AILP"). Adhill Limited Partnership, Adventact Limited Partnership, Advent Future Limited Partnership, Advent International Technology Fund Limited Partnership and Advent Omnibus Limited Partnership are each venture capital investment funds the general partner of which is AILP. International Network Fund Limited Partnership is a venture capital investment fund the general partner of which is Advent. Techno-Ventures Hong Kong Limited ("TVHK") is a investment advisory firm. Advent and TVHK are the general partners of HKVIT Management Limited Partnership ("Management"). Hong Kong Venture Investment Trust is a venture capital investment fund the general partner of which is HKVIT Management. Except as otherwise stated on Schedule A hereto, the principal business address of all of the Purchasers is c/o Advent International Corporation, 101 Federal Street, Boston, MA 02110.

      (d) (e) During the last five years, none of the Purchasers nor any person listed on Schedule A has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of the Purchasers nor any person listed on Schedule A has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

        (THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

CUSIP No.  458729-10-0         Schedule 13D              Page 16 of 20


Item 5. Interest in Securities of the Issuer.
------

      (a) The following table sets forth the aggregate number and percentage
(based upon the number of shares of Common Stock outstanding as of September 30, 1995) of the Common Stock beneficially owned by each Purchaser named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Purchaser is calculated in accordance with Rule
13d-3(d)(1).


                                                                                 Percentage
                                                        CSE                       of Shares
Purchaser                                 Common     Preferred         Total     Outstanding
---------------------                     ------     ---------         -----     -----------

Adhill Limited Partnership (1)              1           71,923        71,924        0.5%

Adventact Limited Partnership (1)           1           71,923        71,924        0.5%

Advent Future Limited Partnership (1)       1           21,574        21,575        0.1%

Advent International Technology
   Fund Limited Partnership (1)             0                0             0        0.0%

Advent Omnibus Limited Partnership (1)      1           28,769        28,770        0.2%
                                            -        ---------     ---------        ---

Advent International Limited
   Partnership (1)                          4          194,189       194,193        1.2%

Hong Kong Venture Investment Trust (2)      0                0                      0.0%
                                            -        ---------     ---------        ---

HKVIT Management Limited
   Partnership (2)                          0                0             0        0.0%
                                                                                    ---

Techno-Ventures Hong Kong Limited (2)       0                0             0        0.0%

Advent International Investors
   Limited Partnership (3)                  0            1,443         1,443        0.0%
International Network Fund
   Limited Partnership (3)                  0        1,045,057     1,045,057        6.3%
                                            -        ---------     ---------        ---

Advent International Corporation            4        1,240,689     1,240,693        7.3%
                                            =        =========     =========        ===

Total Ownership of Group                    4        1,240,689     1,240,693        7.3%


   (1)Advent is the General Partner of AILP which in turn is the General Partner of the indicated Purchasers. As such, Advent has the sole power to vote and dispose of the securities owned by the indicated Purchasers. The beneficial ownership of Advent and AILP derives from such power.

   (2)Advent and TVHK are General Partners of Management which serves as the trust manager of Hong Kong Venture Investment Trust. As such, Management has the power to vote and dispose of the securities of Hong Kong Venture Investment Trust. The beneficial ownership of Management and its General Partners derives from such power.


CUSIP No.  458729-10-0         Schedule 13D              Page 17 of 20


   (3)Advent is the General Partner of both Advent International Investors Limited Partnership ("AI Investors") and International Network Fund Limited Partnership ("INF"). As such, Advent has the sole power to vote and dispose of the securities owned by AI Investors and INF. The beneficial ownership of Advent derives from such power.

      (b) Each of the Purchasers listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above (upon conversion of the Series B Preferred Stock).

      (c) During November 1995, the purchasers sold an aggregate of 415,000 shares of the Company at an average price of $11.2704 through Lehman Brothers, Inc. The total proceeds from these sales is $4,677,224.

      (d) (e) Not applicable.

Item 7. Material to be Filed as Exhibits.
------

   1. Power of Attorney for Techno-Ventures Hong Kong Limited.

                                    SIGNATURE
                                    ---------

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

March 8, 1996
-------


ADVENT INTERNATIONAL CORPORATION
By:   Janet L. Hennessy
        Vice President                  /s/ Janet L. Hennessy
                                        ---------------------

ADVENT INTERNATIONAL LIMITED
  PARTNERSHIP
By:   Advent International Corporation,
        General Partner
By:   Janet L. Hennessy
        Vice President                  /s/ Janet L. Hennessy
                                        ---------------------

INTERNATIONAL NETWORK FUND LIMITED
  PARTNERSHIP
By:   Advent International Corporation,
        General Partner
By:   Janet L. Hennessy
        Vice President                  /s/ Janet L. Hennessy
                                        ---------------------


CUSIP No.  458729-10-0         Schedule 13D              Page 18 of 20


ADVENTACT LIMITED PARTNERSHIP
By:   Advent International Limited
        Partnership General Partner
By:   Advent International Corporation,
        General Partner
By:   Janet L. Hennessy
        Vice President                  /s/ Janet L. Hennessy
                                        ---------------------

ADHILL LIMITED PARTNERSHIP
By:   Advent International Limited
        Partnership, General Partner
By:   Advent International Corporation,
        General Partner
By:   Janet L. Hennessy
        Vice President                  /s/ Janet L. Hennessy
                                        ---------------------

ADVENT FUTURE LIMITED PARTNERSHIP
By:   Advent International Limited
        Partnership, General Partner
By:   Advent International Corporation,
        General Partner
By:   Janet L. Hennessy
        Vice President                  /s/ Janet L. Hennessy
                                        ---------------------

ADVENT OMNIBUS LIMITED PARTNERSHIP
By:   Advent International Limited
        Partnership, General Partner
By:   Advent International Corporation,
        General Partner
By:   Janet L. Hennessy
        Vice President                  /s/ Janet L. Hennessy
                                        ---------------------

TECHNO-VENTURES HONG KONG LIMITED
By:   Janet L. Hennessy
        Attorney-in-Fact                /s/ Janet L. Hennessy
                                        ---------------------

HKVIT MANAGEMENT LIMITED PARTNERSHIP
By:   Advent International Corporation,
        General Partner
By:   Janet L. Hennessy
        Vice President                  /s/ Janet L. Hennessy
                                        ---------------------

HONG KONG VENTURE INVESTMENT TRUST
By:   HKVIT Management Limited
        Partnership, Trust Manager
By:   Advent International Corporation,
        General Partner
By:   Janet L. Hennessy
        Vice President                  /s/ Janet L. Hennessy
                                        ---------------------


CUSIP No.  458729-10-0         Schedule 13D              Page 19 of 20


ADVENT INTERNATIONAL TECHNOLOGY
   FUND LIMITED PARTNERSHIP
By:   Advent International Limited
        Partnership, General Partner
By:   Advent International Corporation,
        General Partner
By:   Janet L. Hennessy
        Vice President                  /s/ Janet L. Hennessy
                                        ---------------------

ADVENT INTERNATIONAL INVESTORS
   LIMITED PARTNERSHIP
By:   Advent International Corporation,
        General Partner
By:   Janet L. Hennessy
        Vice President                  /s/ Janet L. Hennessy
                                        ---------------------


CUSIP No.  458729-10-0         Schedule 13D              Page 20 of 20


                                   SCHEDULE A


   The name and present principal occupation of each executive officer and director of Advent International Corporation and Techno-Ventures Hong Kong
Limited are set forth below. The business address of each executive officer and director of Advent International Corporation is c/o Advent International
Corporation, 101 Federal Street, Boston, Massachusetts 02110. The business address of each executive officer and director of Techno-Ventures Hong Kong
Limited is c/o Techno-Ventures Hong Kong Limited, Suite 3322, 33rd Floor, Two
Pacific Place, 88 Queensway, Hong Kong. All of the persons listed below are
United States citizens except for Messrs. Christopher LEONG, William FUNG, and
WONG, who are citizens of Great Britain, and Messr. LIU who is a citizen of the Republic of China.

I. Advent International Corporation

                                       Position with                  Principal
                                   Advent International               Occupation
     Name                               Corporation                 (if different)
     ----                               -----------                 --------------
     Peter A. Brooke                     Chairman
     Thomas R. Armstrong                 Director
                                 Executive Vice President
                                  Chief Operating Officer
     Thomas H. Lauer               Senior Vice President
                                  Chief Financial Officer
     Douglas R. Brown             Chief Executive Officer
                                         President
                                 Chief Investment Officer
     Mark Hoffman                        Director                  Chief Executive
                                                                      Officer of
                                                                Hamilton Lunn Limited
     Frank Savage                        Director                    Senior Vice
                                                                    President of
                                                                   Equitable Life
                                                                  Assurance Society
                                                                  Vice Chairman of
                                                                  Equitable Capital
                                                                   Management Corp.

     William H. Gorham                   Secretary

II.   Techno-Ventures Hong Kong Limited

                                       Position with                  Principal
                                      Techno-Ventures                Occupation
     Name                            Hong Kong Limited             (if different)
     ----                            -----------------             --------------
     Victor FUNG Kwok King               Director                Executive Director
                                                                  of Li & Fung Ltd.

     Christopher LEONG Ka Cheong    Executive Director

     Martin TANG Yue-Nien                Director                     Merchant

     William FUNG Kwok Lun               Director                     Merchant

     WONG Kwong Chi                 Executive Director

     LIU Jung Hsi                        Director                     Merchant

     James Lyall Stuart                  Executive
                                    Alternate Director